As filed with the U.S. Securities and Exchange Commission on April 21, 2021

Registration No. 333-254064

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 to

FORM S-1
Registration statement under the Securities Act of 1933

MECHANICAL TECHNOLOGY, INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	3829	14-1462255
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

325 Washington Avenue Extension
Albany, NY 12205
(518) 218-2550
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Toporek

Chief Executive Officer

Mechanical Technology, Incorporated

325 Washington Avenue Extension

Albany, NY 12206

(518) 218-2550
(Name, address, including zip code, and telephone number, including area code, of agent service)

Copy to:

David E. Danovitch, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 212-660-3000	Lou Taubman, Esq. Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2210

Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this registration statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

 EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-254064) is filed to amend Item 16 of Part II thereof and to replace Exhibit 4.3 previously filed with the new Exhibit 4.3 filed herewith and also updates certain information in Item 15. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the Company, other than underwriting discounts and non-accountable expense allowance, upon the completion of this Offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market initial listing application fee.

Amount
SEC registration fee	$2,611
FINRA filing fee	2,750
Nasdaq Capital Market listing fee	45,000
Legal fees and expenses	325,000
Accounting fees and expenses	60,000
Transfer agent and registrar fees	5,000
Miscellaneous	6,000

Total	$446,361

Item 14. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws provide indemnification to our officers and directors to the fullest extent permitted by the NRS, and further indemnify any person made, or threatened to be made, a party to an action or proceeding (but excluding an action by or in the right of the Company) by reason of the fact that such person was a director or officer of the Company against judgments, fines, amounts paid in settlement, and expenses, including attorneys’ fees actually incurred, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation and Bylaws further indemnify any director or officer made, or threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, or was serving at the request of the Company, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action provided such person was acting in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company. In addition, to the extent that a director or officer has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any such claim, issue, or matter therein, the Articles of Incorporation and Bylaws provide for indemnification to him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Despite the foregoing, this specific indemnity from the Company is not available to such a director or officer if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law.

Furthermore, the NRS provide for broad indemnification by corporations of their officers and directors, and offers a presumption that such officer or director has acted in good faith, on an informed basis and with a view to the interests of the corporation, unless such presumption is successfully rebutted.

The NRS also provide that no director or officer is individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer except if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. In addition, the NRS provide that any such indemnifiable person who has been successful on the merits or otherwise in the defense of an applicable action or proceeding shall be affirmatively entitled to the foregoing indemnity. The NRS additionally permit a corporation to advance expenses as they are incurred by a director or officer in defending an action or proceeding prior to final disposition upon receipt of an undertaking by the applicable person to repay such advanced amount if the advancement is ultimately found to not be permitted by law or otherwise.

In addition, we maintain directors’ and officers’ liability insurance which insures against liabilities that our directors and officers may incur in such capacities.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

On January 12, 2021, the Company issued 10,000 shares of common stock, valued at $49,900, to PCG Advisory, Inc. in consideration for its public relations-related consulting services. Such shares were issued to PCG Advisory, Inc. pursuant to an exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act because the Company believes: (i) the securities were offered and sold only to an accredited investor; and (ii) PCG Advisory, Inc. had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the receipt of these securities, and that it was knowledgeable about our operations and financial condition. Further, there was no general solicitation or general advertising related to this issuance of shares.

On March 25, 2021, the Company granted to its directors under the Company’s 2021 Stock Incentive Plan (i) options to purchase 30,000 shares of common stock, at an exercise price of $11.10 per share; (ii) 47,500 shares of restricted stock; and (iii) 15,000 restricted stock units. These grants were all made pursuant to an exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act.

Pursuant to the terms of a Purchase Agreement, dated April 11, 2021, between the Company’s indirect subsidiary, EcoChain Block, LLC (“EcoChain Block”) and the seller of certain machinery, on April 12, 2021, the Company issued 20,405 shares of its common stock, valued at $207,106, as a portion of the payment due and payable by the Company for certain machinery purchased by EcoChain Block for use in its cryptocurrency mining business. Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act because the Company believes: (i) the securities were offered and issued only to an accredited investor; and (ii) the party receiving such securities had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the receipt of these securities, and that it was knowledgeable about our operations and financial condition. Further, there was no general solicitation or general advertising related to this issuance of shares.

Item 16. Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this Amendment No. 2 to Registration Statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2021.

MECHANICAL TECHNOLOGY, INCORPORATED

By:	/s/ Michael Toporek
Michael Toporek
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Dated: April 21, 2021	By:	/s/ Michael Toporek
Michael Toporek
Chief Executive Officer (principal executive officer) and Director

Dated: April 21, 2021		*
Jessica L. Thomas
Chief Financial Officer (principal financial and accounting officer)

Dated: April 21, 2021		*
David C. Michaels
Chairman of the Board of Directors

Dated: April 21, 2021		*
Thomas J. Marusak
Director

Dated: April 21, 2021		*
Matthew E. Lipman
Director

Dated: April 21, 2021		*
Edward R. Hirshfield
Director

Dated: April 21, 2021		*
William Phelan
Director

Dated: April 21, 2021		*
William Hazelip
Director

Dated: April 21, 2021		*
Alykhan Madhavji
Director
*By:	/s/ Michael Toporek
Michael Toporek Attorney-in-fact

EXHIBIT INDEX

The following documents are being filed with the Commission as exhibits to this registration statement on Form S-1.

Exhibit No.	Description of Exhibit

1.1**	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger, dated as of March 29, 2021, by and between Mechanical Technology, Incorporated, a New York corporation and Mechanical Technology, Incorporated, a Nevada corporation (1).

3.1	Articles of Incorporation (1).

3.2	Bylaws (1).

3.3	Articles of Merger filed with the Secretary of State of Nevada on March 29, 2021 (1).

3.4	Certificate of Merger filed with the Department of State of New York on March 29, 2021 (1).

4.1	Rights Agreement, dated as of October 6, 2016, between Mechanical Technology, Incorporated and American Stock Transfer & Trust Company, LLC, as Rights Agent (3).

4.2	Amendment No. 1 dated as of October 20, 2016, to the Rights Agreement, dated as of October 6, 2016, between Mechanical Technology, Incorporated and American Stock Transfer & Trust Company, LLC, as Rights Agent (2).

4.3*	Form of Warrant Agent Agreement between Mechanical Technology, Incorporated and American Stock Transfer & Trust Company.

4.4**	Form of Underwriters’ Warrant.

4.5**	Form of Pre-Funded Warrant.

5.1**	Opinion of Sullivan & Worcester LLP.

10.1	Mechanical Technology, Incorporated Amended and Restated 2006 Equity Incentive Plan (4).+

10.2	Form of Restricted Stock Agreement for Mechanical Technology, Incorporated Amended and Restated 2006 Equity Incentive Plan (5).+

10.3	Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan (6).+

10.4	Form of Restricted Stock Agreement Notice for Board of Directors and Employees for Mechanical Technology, Incorporated 2012 Equity Incentive Plan (6).+

10.5	Form of Incentive Stock Option Notice for Employees for Mechanical Technology, Incorporated 2012 Equity Incentive Plan (6).+

10.6	Form of Non-Qualified Stock Option Notice for Employees for Mechanical Technology, Incorporated 2012 Equity Incentive Plan (6).+

10.7	Form of Non-Qualified Stock Option Notice for Board of Directors for Mechanical Technology, Incorporated 2012 Equity Incentive Plan (6).+

10.8	Form of Restricted Stock Award Agreement under the Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan (7).+

10.9	Mechanical Technology, Incorporated 2014 Equity Incentive Plan (8). +

10.10	Mechanical Technology, Incorporated 2021 Stock Incentive Plan (9). +

10.11	Form of Restricted Stock Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (7).+

10.12	Form of Nonstatutory Stock Option Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (10). +

10.13	Form of Incentive Stock Option Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (10). +

10.14	Lease dated August 10, 1999 between Carl E. Touhey and Mechanical Technology, Inc. (11).

10.15	Amendment No. 1 to Lease Agreement Between Mechanical Technology Inc. and Carl E. Touhey dated September 29, 2009 (12).

10.16	Amendment No. 2 to Lease Agreement Between MTI Instruments Inc. and Carl E. Touhey dated May 2, 2014 (13).

10.17	Amendment No. 3 to Lease Agreement Between MTI Instruments Inc. and CETF Properties, LLC dated January 1, 2018 (14).

10.18	Amendment No. 4 to Lease Agreement Between MTI Instruments Inc. and CETF Properties, LLC dated December 4, 2019 (14).

10.19#	Contract dated July 1, 2016 between Mechanical Technology, Incorporated and the U.S. Air Force (15).

10.20	Securities Purchase Agreement dated as of October 21, 2016, by and between Mechanical Technology, Incorporated and Brookstone Partners Acquisition XXIV, LLC (2).

10.21	Registration Rights Agreement dated as of October 21, 2016, by and between Mechanical Technology, Incorporated and Brookstone Partners Acquisition XXIV, LLC (2).

10.22	Form of Option Exercise and Stock Transfer Restriction Agreement between the Company and its Chief Executive Officer, Chief Financial Officer and Non-Employee Directors (2).

10.23	Operating and Management Agreement between Soluna Technologies, Ltd. and EcoChain, Inc. dated January 13, 2020 (7).

10.24	Class A Preferred Share Purchase Agreement dated January 13, 2020, among Soluna Technologies, Ltd., Mechanical Technology, Incorporated, and the other investors set forth on Exhibit A thereto (7).

10.25	Contingent Rights Agreement dated January 13, 2020, by and between Soluna Technologies, Ltd. and Mechanical Technology, Incorporated (7).

10.26	Side Letter Agreement dated January 13, 2020, by and between Soluna Technologies, Ltd. and Mechanical Technology, Incorporated (7).

10.27	Executive Employment Agreement, dated May 5, 2017, by and between Mechanical Technology, Incorporated and Frederick Jones (16). +

10.28	Commercial Line of Credit Agreement and Note dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.29	Business Loan Agreement dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.30	Commercial Loan Settlement Statement dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.31	Commercial Security Agreement dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.32	Unlimited Continuing Guaranty dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.33	Sale Order dated May 18, 2020, by and between GigaWatt, Inc. and the United States Bankruptcy Court Eastern District of Washington (14).

10.34	Bill of Sale dated May 20, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and EcoChain, Inc. (14).

10.35	Assignment and Assumption Agreement (Tangible Property) dated May 20, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and EcoChain, Inc. (14).

10.36	Intellectual Property Assignment Agreement dated May 20, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and EcoChain, Inc.(14).

10.37	Agreement for Transfer of Responsibility for Telecommunication Services dated May 19, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and EcoChain, Inc. (14).

10.38	Assignment of Lease Agreements dated February 4, 2020, by and between, on the one hand, David M. Carlson, Dorrinda M. Carlson, Enterprise Focus, Inc. and, on the other hand, Mark D. Waldron, in his capacity as the Chapter 11 Trustee. (14).

10.39	Commercial Lease dated August 1, 2018, by and between TNT Business Complexes, LLC and Enterprise Focus, Inc. and Dave Carlson. (14).

10.40	Commercial Lease dated November 14, 2014, by and between TNT Business Complexes, LLC and Dave Carlson /Enterprise Focus, Inc. (14).

10.41	October 21, 2019 Certified Letter Regarding Option to Extend Commercial Lease dated November 14, 2014, by and between TNT Business Complexes, LLC and Dave Carlson /Enterprise Focus, Inc. (14).

10.42	Amendment of Commercial Lease Agreement dated January 28, 2020, by and between Mark Waldron, as Chapter 11 Trustee and TNT Business Complexes, LLC. (14).

10.43	Form of Purchase Agreement dated April 11, 2011 (17)

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of Wojeski & Company CPAs, PC.

23.2**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page to initial filing of Registration Statement).

* Filed herewith.

** Previously filed.

# Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed with the Securities and Exchange Commission pursuant to our application for confidential treatment. The items are identified in the exhibit with “**”.

+ Represents management contract or compensation plan or arrangement.

(1) Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on March 30, 2021.

(2) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 21, 2016.

(3) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 6, 2016.

(4) Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on March 2, 2017.

(5) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 11, 2011.

(6) Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 9, 2012.

(7) Filed as an Exhibit to the Company’s Registration Statement on Form 10 with the SEC on March 4, 2020.

(8) Filed as an Exhibit to the Company’s Proxy Statement on Schedule 14A with the SEC on April 25, 2014.

(9) Filed as an Exhibit to the Company’s Proxy Statement on Schedule 14A with the SEC on February 22, 2021.

(10) Filed as an Exhibit to the Company’s Registration Statement on Form S-8 with the SEC on June 24, 2014.

(11) Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on December 28, 1999.

(12) Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on March 31, 2010.

(13) Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on May 8, 2014.

(14) Filed as an Exhibit to the Company’s Registration Statement on Form 10 with the SEC on September 30, 2020.

(15) Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 4, 2016.

(16) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 5, 2017.

(17) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on April 12, 2021.